Exhibit 5.2

Dechert LLP

2929 Arch Street

Philadelphia, PA 19104

March 1, 2019

Livent Corporation

2929 Walnut Street

Philadelphia, PA 19104

Re:           Livent Nonqualified Savings Plan

Ladies and Gentlemen:

We have served as counsel to Livent Corporation, a Delaware Corporation (the “Company”), in connection with the registration by the Company of $5,000,000 of deferred compensation obligations (“Obligations”) which may be incurred by the Company pursuant to the Livent Corporation Nonqualified Savings Plan (the “Plan”) sponsored by FMC Lithium USA Corp., a wholly owned subsidiary of the Company, and the filing of a registration statement on Form S-8 relating to the Obligations (the “Registration Statement”). Unless otherwise defined herein, capitalized terms used herein shall have the same meanings assigned to them in the Registration Statement.

As such counsel, we have made such legal and factual examination and inquiries as we have deemed necessary or appropriate for purposes of this opinion and have made such additional assumptions as are set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Act”).

The Plan document states that the Plan was established to permit eligible employees to defer the receipt of compensation otherwise payable to such eligible employees in accordance with the terms of the Plan. The Plan is unfunded and states that it is maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees. For the purpose of this opinion, we have assumed that (1) the Plan was duly adopted by the Plan Sponsor, and (2) the Plan is maintained primarily for the purpose of providing the opportunity to defer the receipt of compensation to a select group of management or highly compensated employees.

By its express terms, the Plan potentially results in a deferral of income by employees for periods extending to the termination of covered employment or beyond. Accordingly, the Plan is an “employee pension benefit plan” described in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). However, the Plan is intended to constitute a “top-hat” plan described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, which is a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees.

The Plan is not designed or operated with the purpose of satisfying the requirements for qualification under section 401(a) of the Internal Revenue Code of 1986, as amended.

On the basis of the foregoing, we are of the opinion that the provisions of the written document constituting the Plan comply with the requirements of ERISA pertaining to such provisions. However, we express no opinion as to whether the Plan is being operated by the Plan Sponsor in accordance with the rules and requirements applicable to a top-hat plan under ERISA, or whether the employees that the Plan Sponsor has deemed eligible to participate in the Plan constitute a select group of management or highly compensated employees.

This opinion letter is issued as of the date hereof and is limited to the laws now in effect and in all respects is subject to and may be limited by future legislation, as well as by future case law. We assume no responsibility to keep this opinion current or to supplement it to reflect facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

We hereby expressly consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely,

/s/ Dechert LLP

Dechert LLP